                                                                    EXHIBIT 99.1


    ACTIVE IQ AND HAWK PRECIOUS MINERALS ANNOUNCE CREATION OF JOINT VENTURE
        TO PARTICIPATE WITH AFRIORE AND KWAGGA GOLD TO TEST FOR POSSIBLE
                     WITWATERSRAND-TYPE GOLD MINERALIZATION

                       SEARCHING FOR A MAJOR NEW GOLDFIELD

Minneapolis, MN and Toronto, Ontario, Canada (June 30, 2003) --Active IQ Technologies, Inc. ("AIQT")(OTC Bulletin Board: AIQT) and Hawk Precious Minerals Inc. ("HAWK")(CUB: HAWK) today announced that AIQT and Hawk have completed a transaction whereby AIQT and a wholly-owned subsidiary of Hawk became equal owners in a joint venture called Active Hawk Minerals, LLC, a Minnesota limited liability company ("Active Hawk").

Active Hawk was created to pursue an opportunity to secure an interest in mineral rights to the FSC Project area in South Africa pursuant to the recently announced Heads of Agreement ("Heads of Agreement") amongst Hawk, AfriOre International (Barbados) Ltd. ("AfriOre") and Kwagga Gold (Proprietary) Ltd. of South Africa ("Kwagga") on which AfriOre will be the operator.

Pursuant to a Joint Venture and Joint Contribution Agreement (the "Agreement"), AIQT and Hawk have both made certain contributions to Active Hawk in exchange for their equal ownership in Active Hawk. AIQT has made its initial US$500,000 contribution as specified under the Agreement. This was the first of three contributions that will total US$2,100,000. The balance of the remaining two contributions is as follows: on September 27, 2003, US$1,000,000 is due, and on November 11, 2003, US$600,000 is due. Hawk has contributed its interest in the Heads of Agreement, as well as its interest in the "Oxide Zones" on its Holdsworth Property near Wawa, Ontario, Canada. As additional compensation for Hawk's contributions, Hawk's wholly-owned subsidiary was issued 3,750,000 unregistered common shares of AIQT.

AIQT can acquire HAWK's 50% interest in Active Hawk by issuing HAWK an additional 2,500,000 of unregistered common shares of AIQT on or before October 6, 2003.

As a result of the transaction, H. Vance White has become the Chief Executive Officer of AIQT replacing Mr. Brimmer and the AIQT Board of Directors is now comprised of Messrs. Jack A. Johnson, Mark D. Dacko, H. Vance White, Walter E. Brooks, and Michael Pickens.


For more information, please contact:

Hawk Precious Minerals Inc.                         Active IQ Technologies, Inc.

H. Vance White, President                           Mark D. Dacko, CFO
Walter E. Brooks, Vice-President

Telephone: 416-214-2250                             Telephone: 612-664-0570
Fax: 416-214-5599                                   FAX: 612-338-7332